                                                                      Exhibit 21


                              List of Subsidiaries



                 Name                        State Or Jurisdiction Of           Percentage Voting
                                                 Incorporation              Securities Owned By Parent
                                                 -------------              --------------------------
   JB Oxford & Company                         Utah                                     100%
   JB Oxford Insurance Services                California                               100%
   Stocks4Less, Inc.                           Delaware                                 100%


The subsidiaries listed above are all of the significant subsidiaries owned by JB Oxford Holdings, Inc.